                                  LICENSE AGREEMENT


    THIS LICENSE AGREEMENT (the "Agreement") is dated May 07, 1996 by and between CV THERAPEUTICS, INC., a California corporation, having its principal place of business at 3172 Porter Drive, Palo Alto, California ("CVT"), and BAYER AG, a German corporation having its principal place of business at D 51368 Leverkusen, Germany ("BAYER").

    Each of BAYER and CVT are sometimes referred to herein as the "PARTY" or, collectively, as the "PARTIES".

                                       RECITALS

    WHEREAS, CVT has discovered [                                           ]
([              ] CTX), as the available representative), has performed certain research, and owns certain proprietary rights thereon.

    WHEREAS, BAYER is a leader in the research, development, marketing, manufacture and distribution of therapeutic pharmaceutic products; and


                                          1.

    WHEREAS, CVT and BAYER desire to establish a contractual relationship to grant an exclusive license to BAYER to research, develop, manufacture and market CTX, its derivatives and/or modulators of the principle.

    NOW, THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement, the PARTIES agree as follows:

                                     DEFINITIONS

    Capitalized words used in this Agreement shall have the meanings ascribed in the following definitions, unless otherwise stated or defined in the Agreement.

1.  DEFINITIONS

    1.1 "AFFILIATE" means any entity controlled by, controlling, or under common control with a PARTY and shall include without limitation any company fifty percent (50%) or more of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a PARTY, and any entity which owns or controls, directly or indirectly, fifty percent (50%) or more of the voting stock of a PARTY. Where the laws of jurisdiction in which such entity operates prohibits the ownership by a PARTY of 50%, an AFFILIATE shall mean an entity that is controlled by, controlling, or under common control with a PARTY at a maximum level of ownership allowed by such jurisdiction.

    1.2 "BAYER PATENT" means all PATENTS that claim or cover COMPOUNDS or PRODUCTS, the manufacture, use, sale,offer for sale or import of COMPOUNDS, or methods or materials useful for discovering, identifying, or


                                          2.

assaying for COMPOUNDS, the manufacture, use, sale, offer for sale or import of PRODUCTS, where such PATENTS cover inventions made solely by employees or agents of BAYER or an AFFILIATE of BAYER.

    1.3   "COMPOUND" means

          (a) [        ] (CTX), and/or

          (b) modulators [
 ] of CTX
            and/or

          (c) any composition of matter that is discovered, identified or synthesized by or on behalf of BAYER or an AFFILIATE regarding the FIELD and which is covered by valid claims of the CVT PATENT and/or identified only by using and applying the CVT KNOW HOW within the FIELD.


    1.4 "CONFIDENTIAL INFORMATION" means each PARTY's confidential information, inventions, additional Know-How or data relating to COMPOUNDS, CTX, KNOW HOW, including but not limited to identifying, developing, manufacturing COMPOUNDS and/or PRODUCTS, BAYER's reporting and other business information and plans, whether in oral, written graphic or electronic form. CONFIDENTIAL INFORMATION disclosed orally shall be reduced to writing by the disclosing PARTY and delivered to the other PARTY within thirty (30) days after disclosure.


                                          3.

    1.5 "CONTROL" means possession of the ability to grant a license or sublicense as provided for herein without violating the terms of any agreement, other arrangement with or any rights of any THIRD PARTY.

    1.6   "CTX" means [
                     ] covered by the FIELD and CVT PATENT.

    1.7 "CVT KNOW HOW" means all KNOW HOW information, results, procedures including but not limited to the identification and development of COMPOUNDS and to the isolation and purification of CTX, [

                                                           ] and corresponding
information for the use and handling thereof and/or useful for the identification and development of COMPOUNDS that CVT owns or CONTROLS on the EFFECTIVE DATE and that will be owned and will be CONTROLLED by CVT. CVT KNOW HOW shall exclude CVT PATENTS.

    1.8 "CVT PATENTS" means all PATENTS owned or CONTROLLED by CVT or an affiliate of CVT that claim or cover COMPOUNDS, the manufacture or use of COMPOUNDS and PRODUCTS and/or methods or materials useful for discovering, identifying, purifying, evaluating or assaying of COMPOUNDS, where such PATENTS cover inventions made by employees or agents of CVT or made by CVT's cooperation partners in the FIELD, as identified in Annex 2.

    1.9   "EFFECTIVE DATE" means May 07, 1996.


                                          4.

    1.10 "FIELD" means the use of the PRINCIPLE for any therapeutic and/or prophylactic and/or diagnostic use in human or animals.

    1.11 "KNOW HOW" means all intangible Know-How, inventions (whether or not patentable), data, preclinical results, information, and any physical, chemical or biological material or any replication of any part of such material.

    1.12 "NET SALES" shall mean gross sales of PRODUCT sold by BAYER, its AFFILIATES and sublicensees to THIRD PARTIES (including any unaffiliated THIRD PARTY's distributors), less, to the extent included in gross sales, the total of

          (a) ordinary and customary trade discounts actually allowed,

          (b) credits, rebates, returns (including, but not limited to, wholesaler and retailer returns) actually allowed,

          (c) excise taxes, other consumption taxes, customs duties and compulsory payments to governmental authorities paid, and

          (d) amounts equivalent to 5 % of said gross sales as an allowance for expenses such as transportation, insurance and the like.


    1.13  "PATENT" means

          (a) valid and enforceable Letters Patent in any and all countries including without limitation any extension - Supplemental Protection Certificates


                                          5.

(SPC), registration, confirmation, reissue, continuation-in-part, division, or renewal thereof, and

          (b) pending applications for any of the foregoing.


    1.14  "PRINCIPLE" means the [                                 ]
exemplified as the activities of CTX, and modulators [

].

    1.15 "PRODUCT" means any pharmaceutical product identified and developed under this Agreement covered by the FIELD containing CTX or any other COMPOUND as active ingredient, representing the PRINCIPLE.

    1.16 "PRODUCT DEVELOPMENT" means the performance of the non-clinical and clinical investigations necessary to and directly in support of obtaining REGULATORY APPROVAL for marketing a PRODUCT.

    1.17 "REGULATORY APPROVAL" means any approvals (including price and reimbursement approvals), licenses, registrations or authorizations of any federal, state or local regulatory agency, department, bureau or other government entity, necessary for the manufacture, use, storage, import, transport or sale, of PRODUCTS in a country.

    1.18 "SUBLICENSE REVENUES" means all revenues from THIRD PARTIES as consideration for the sale of PRODUCTS.

    1.19  "TERRITORY" means the entire world.


                                          6.

    1.20 "THIRD PARTY" means any entity other than CVT or BAYER and their respective AFFILIATES.

    1.21 "THIRD PARTY ROYALTIES" means royalties payable to a THIRD PARTY in respect of the PRINCIPLE, COMPOUND and the manufacture or sale of PRODUCTS.

2.  LICENSE GRANT

    2.1 CVT hereby grants BAYER a license under CVT PATENTS and CVT KNOW HOW to identify, have identified and develop, have developed COMPOUNDS and to develop, have developed, make, have made use, have used, sell, have sold, offer, have offered for sale, import and have imported COMPOUNDS and/or PRODUCTS subject to the terms and conditions of this Agreement. Such license shall be exclusive, unlimited and worldwide. BAYER shall have the right to sublicense its rights hereunder to its AFFILIATES and to THIRD PARTIES.

    2.2   EXCLUSIVITY.

          2.2.1    RIGHTS IN USE

    Subject to and conditioned upon the provisions of this Agreement, the rights, licenses and privileges granted pursuant to Article 2.1 shall be exclusive to


                                          7.

BAYER. Without limiting the generality of the foregoing, CVT covenants that during the term of this Agreement, neither CVT nor its AFFILIATES shall grant to any THIRD PARTY any right, license or privilege to identify, develop, make, have made COMPOUNDS and/or to develop, use or sell PRODUCTS, or to otherwise use or exploit CVT PATENTS and CVT KNOW HOW.

          2.2.2    CONTROL

    Regarding CVT PATENTS, CVT KNOW HOW and CTX, CVT herewith expressly confirms to own and CONTROL exclusively all rights, which will be exclusively licensed to BAYER. CVT further expressly confirms that CVT. owns and CONTROLS exclusively all rights, know how experiences, cell lines as defined under CVT KNOW HOW which was developed at CVT's cooperation partners including but not limited to the University of Kansas and the Washington University. CVT further confirms that- to the best of their knowledge - there are not any rights with any THIRD PARTY regarding the PRINCIPLE.


                                          8.

          2.2.3    THIRD PARTY ROYALTIES

    If under this Agreement BAYER becomes aware of technology and/or know how of a THIRD PARTY that at BAYER's discretion would be valuable or necessary to the discovery, development or commercialization of PRODUCTS, BAYER is free to acquire such rights at its sole discretion. In the event of an acquisition of any such THIRD PARTY right or know how which would result in payment of royalties or other license fee to a THIRD PARTY, the PARTIES will share such compensation to the offering THIRD PARTY:

    Of any such license fee, CVT will pay [   ] out of the milestone payment
foreseen in section 4.3.5., but only up to a maximum of [                    ]
of that milestone. The contribution of CVT to this license fee shall be deducted by BAYER from the milestone foreseen in section 4.3.5. In case of an obligation by BAYER to pay running royalties to such licensor, CVT will
contribute [                  ] out of CVT royalties received from BAYER under
this Agreement, but limited to a maximum of [                  ] of CVT's
royalties received from BAYER.

    2.3   RIGHTS TO SUBLICENSE

          (i) BAYER shall have the sole right to sublicense to THIRD
PARTIES all or any portion of the rights to CVT PATENTS and CVT KNOW HOW and/or CTX granted to BAYER pursuant to this Agreement;



                                          9.

          (ii) BAYER shall have the sole right to sublicense all or any portion of the rights to the CVT PATENTS, the CVT KNOW HOW and CTX, granted to BAYER pursuant to this Agreement to any or all of its AFFILIATES.

          (iii) BAYER agrees that all sublicenses granted by BAYER hereunder shall expressly bind sublicensees to the terms of sections 3.2, 4.4, 5.4, 9, and all other relevant obligations of this Agreement. In the event BAYER grants sublicenses, BAYER shall pay all royalties to CVT through and under the sole responsibility of BAYER as if SUBLICENSE REVENUES were NET SALES of BAYER;

          (iv) Any sublicenses granted by BAYER shall provide for the termination of the sublicenses upon termination of this Agreement.

          (v) During the term of this Agreement, BAYER shall inform CVT on all sublicenses granted by BAYER hereunder.

    2.4   SUBCONTRACTING

    Notwithstanding anything herein provided for to the contrary, BAYER shall be allowed to (i) sub-contract in whole or in part COMPOUND and PRODUCT development to THIRD PARTIES, (ii) appoint sales agents and distributors to market PRODUCT, and (iii) sub-contract the manufacturing of COMPOUND and/or PRODUCT with THIRD PARTIES on BAYER's discretion or with BAYER's AFFILIATES. BAYER shall provide for the corresponding confidentiality and restriction-of-use obligations to apply to those subcontracting THIRD PARTIES according to Article 9.


                                         10.

3.  DISCLOSURE OF INFORMATION

    3.1 As soon as possible after the EFFECTIVE DATE, CVT shall disclose or cause its AFFILIATES to disclose and/or deliver to BAYER all CVT PATENTS, COMPOUND, COMPOUND specifications, CTX, CTX specifications, CVT KNOW HOW, to enable and support BAYER to identify, develop COMPOUNDS and to manufacture, have manufactured, and commercialize PRODUCTS in the FIELD on the terms and subject to the conditions of this Agreement.

    3.2 During the term of this AGREEMENT, BAYER shall inform CVT on the progress of the project under this Agreement, at 6 (six) months intervals (Summaries, only).

4.  PAYMENTS

    For the rights granted to BAYER according to Article 2, BAYER will compensate CVT by the following payments at the following events under the following conditions:

    4.1   DOWN PAYMENT

    BAYER shall transfer to CVT a downpayment of [
                                ] due on [                 ].


    4.2   DOWN PAYMENT


                                         11.

    If and when the [        ] (CTX) producing cell line is successfully
established at BAYER's labs, [

                            ] and [               ]
efficacy is confirmed by Bayer as being sufficient and qualified for [
           ] Bayer shall transfer to CVT [
                  ].

    4.3 Milestone Payments according to the progress of the first COMPOUND or PRODUCT to be developed, as follows:

          4.3.1    As soon as [


                                              ] BAYER shall transfer
to CVT [                                                    ].

          4.3.2    At the [

           ] BAYER shall transfer
to CVT [                                                     ].

          4.3.3    At the [

Bayer shall furnish to CVT [
].


                                         12.

          4.3.4    At the [

 ] BAYER will furnish to CVT
[                                                             ].

          4.3.5    At the [

BAYER shall furnish to CVT
[                                     ].

    It is understood that all payments identified in Article 4.3 will only become due [

                                         ].

    4.4   ROYALTIES

          4.4.1    On the NET SALES of each of BAYER's PRODUCTS [
                 ] in the TERRITORY of up to [
        ]
 -accrued during [                 ] BAYER shall [
] of [
         ] for the period according to Art. 10.1.

          4.4.2    On the NET SALES of each of BAYER's PRODUCTS [
              ] in the TERRITORY of more than [
          ]
 - accrued during [                 ] BAYER shall [
]
of [                ] for the period according to Art. 10.1.


                                         13.

          4.4.3    On the NET SALES of each of BAYER's PRODUCT [
] or [             ] - accrued during [                 ] BAYER shall [
                    ]
of [   ] of that identified in Art. 4.4.1 and 4.4.2, respectively, for the period according to Art. 10.1.

    4.5   MARKET EXCLUSIVITY

    On a country by country basis, BAYER will pay the royalty rates according to Art. 4.4 only and as long as the [
                                                          ]  Under all other
circumstances, BAYER will [
                                               ] according to Art.  4.4.1
through 4.4.3.

    4.6   OFFSET FOR THIRD PARTY ROYALTIES

    BAYER may offset, against any amounts owed to CVT as royalties hereunder the following expenses to the extent incurred in the year for which such royalty amounts accrued:

          (a) [                   ] of THIRD PARTY ROYALTIES with respect
to technology acquired and due under Section 2.2.3 to the extent provided hereunder and as defined and limited according to Section 2.2.3 and,

          (b) any amounts paid and/or allocated to be paid by BAYER pursuant to Art. 8.3 and 8.4.



                                         14.

5.  MANNER OF PAYMENTS

    5.1 BAYER shall effect each milestone payment under Section 4.3 within 60 (sixty) days after they become due. BAYER shall effect all royalty payments under Section 4.4 within 90 (ninety) days after each calendar quarter Payment shall be made to an account designated in writing by CVT.

    5.2   BLOCKED CURRENCY

    In each country where the local currency is blocked and cannot be removed from the country, at the election of BAYER, royalties accrued in that country shall be paid to CVT in the country in local currency by deposit in a local bank designated in writing by the CVT.

    5.3   FOREIGN EXCHANGE

    Royalties on U.S. sales shall be calculated and paid in U.S. Dollars. Royalties on all other sales shall be calculated in local currency and converted to the US Dollar at the end of each calendar quarter. The exchange rate used shall be the exchange rate for the US dollar and the currency of the country of sale as quoted by the Wall Street Journal, or a comparable publication acceptable to both parties, if the Wall Street Journal ceases to exist, on the last day of the quarter for which royalties on net sales have been calculated.


                                         15.

    5.4   RECORDS

    BAYER shall keep or cause to be kept such records as are required to determine in a manner consistent with generally accepted accounting principles the sum of royalties due under this Agreement and the sales figures of each first PRODUCT according to Art. 4.4. At the request (and expense) of CVT, BAYER and its sublicensees shall permit an independent certified public accountant appointed by CVT and reasonably acceptable to BAYER, at reasonable times and upon reasonable notice, to examine those records as may be necessary to:

    (a) determine, with respect to any calendar year ending not more than three years prior to CVT's request, the correctness of any report or payment made under this Agreement; or

    (b) obtain information as to the royalty payable for any calendar year. Any such examination shall be subject to Article 9. Results of any such examination shall be made available to both PARTIES. If CVT requests an audit, CVT shall bear the full cost of the performance of any such audit, unless such audit discloses a variance of more than [
   ] from the amount of the original report, royalty or payment calculation. In such case, BAYER shall bear the full cost of the performance of such audit.


                                         16.

6.  DILIGENCE

    6.1   DEVELOPMENT

    BAYER shall use reasonable diligence in developing and marketing PRODUCTS and shall endeavor to maximize the economic value of the PRODUCTS.

    6.2   COMMERCIAL SUPPLY

    BAYER shall be responsible for optimization, scale-up and commercial supply of PRODUCTS for worldwide sale, directly or through AFFILIATES of BAYER or through THIRD PARTIES, at BAYER's discretion. BAYER shall manufacture, or have manufactured, all PRODUCTS for worldwide commercial sales in conformance with the specifications set forth in the respective applications for REGULATORY APPROVAL and any amendments or supplements thereto, and any substitutes.

7.  TAXES

    7.1 CVT shall pay any and all taxes levied on account of the royalties it receives under this Agreement. If laws or regulations require that taxes be withheld, BAYER will

          (a) deduct those taxes from the remittable royalty,

          (b) timely pay the taxes to the proper taxing authorities, and


                                         17.

          (c) send proof of payment to CVT within 90 (ninety) days following that payment.

    The PARTIES agree to cooperate to obtain the benefit of any tax treaty with respect to such royalty payments.

8.  OWNERSHIP OF INTELLECTUAL PROPERTY AND PATENT RIGHTS

    8.1   PATENT PROSECUTION

    The PARTIES intend to establish broad patent protection for CTX arid other patentable inventions developed by or achieved at CVT and CVT's collaboration partners according to Art. 2.2.2 and other patentable inventions. CVT shall supervise and direct patenting of all CVT PATENTS. CVT shall file and prosecute all patent applications covering such CVT PATENTS and collaboration partners' inventions. For such prosecution, CVT will engage counsel reasonably acceptable to BAYER, at CVT's expense. CVT shall give BAYER copies of all such applications and related correspondence, in sufficient time to allow BAYER reasonably to comment thereon. CVT will seriously consider BAYER's comments. CVT shall maintain all CVT PATENTS that issue on such applications.

    8.2   CONFIDENTIAL TREATMENT

    All information disclosed under Sections 8.1 shall be treated as confidential pursuant to Article 9.


                                         18.

    8.3   INFRINGEMENT BY THIRD PARTIES OF CVT PATENT.

    If any CVT PATENT is infringed by a THIRD PARTY in any country of the TERRITORY, regarding the development, manufacture, use, sale, offer for sale or import of COMPOUND or any PRODUCT in such country, the PARTY first having knowledge of such infringement shall promptly notify the other in writing. The notice shall set forth the facts of that infringement in reasonable detail. CVT shall have the obligation to institute, prosecute, and control any action or proceeding with respect to such infringement, by counsel of its own choice, and BAYER shall have the right, at its own expense, to be represented in any action by counsel of its own choice. If CVT fails to bring an action or proceeding within a period of ninety (90) days after having knowledge of infringement of a CVT PATENT, BAYER shall have the right to bring and control any such action by counsel of its own choice, and CVT shall have the right to be represented in any such action by counsel of its own choice at its own expense. If one PARTY brings any such action or proceeding, the other PARTY agrees to be joined as a party plaintiff if necessary to prosecute the action and to give the first PARTY reasonable assistance and authority to file and prosecute the suit. No settlement or consent judgment or other voluntary disposition of a suit brought by a PARTY under this section may be entered into without the written consent of the other PARTY if such settlement would adversely affect the other PARTY's interests, which consent shall not be unreasonably withheld.

    [                                                                     ]


                                         19.

               [                                    ].

    8.4   THIRD PARTY CLAIMS AGAINST CVT PATENTS

    If a THIRD PARTY asserts that a patent or other right owned by it is infringed by the use of CVT KNOW HOW or by the manufacture, use, sale, offer for sale or import of COMPOUND and/or PRODUCT, the PARTY first obtaining knowledge of such a claim shall immediately provide the other PARTY notice of such claim and the related facts in reasonable detail. CVT shall have the primary right and obligation to control the defense of such claims. BAYER will cooperate in defending all such actions and shall have the right to be represented separately by counsel of its own choice. If CVT fails to bring an action or proceeding within a period of ninety (90) days after having knowledge of infringement of a CVT PATENT, BAYER shall have the right to bring and control any such action by counsel of its own choice, and CVT shall have the right to be represented in any such action by counsel of its own choice at its own expense. If one PARTY brings any such action or proceeding, the other PARTY agrees to be joined as a party plaintiff if necessary to prosecute the action and to give the first PARTY reasonable assistance and authority to file and prosecute the suit. No settlement or consent judgment or other voluntary disposition of a suit under this section may be entered into without the written consent of the other PARTY if such settlement would adversely affect the other PARTY's interests, which consent shall not be unreasonably withheld.


                                         20.

    [
]

9.  CONFIDENTIALITY

    9.1   CONFIDENTIALITY; EXCEPTIONS.

          (a) Except to the extent expressly authorized by this Agreement or otherwise agreed in writing, the PARTIES agree that, during the term of this Agreement and five (5) years, thereafter, the receiving PARTY shall keep confidential and shall not publish or otherwise disclose or use for any purpose, other than as provided for in this Agreement, any CONFIDENTIAL INFORMATION furnished to it by the other PARTY.

          (b) The restrictions shall not apply to the extent that it can be established by the receiving PARTY that such CONFIDENTIAL INFORMATION:

              (i) was already known to the receiving PARTY, other than under an obligation of confidentiality, at the time of disclosure by the other PARTY;

              (ii) was generally available to the public or otherwise part of the public domain at the time of its disclosure to the receiving PARTY;


                                         21.

              (iii) became generally available to the public or otherwise part of the public domain after its disclosure and other than through any act or omission of the receiving PARTY in breach of this Agreement; or

              (iv) was disclosed to the receiving PARTY, other than under an obligation of confidentiality, by a THIRD PARTY who had no obligation to the disclosing PARTY not to disclose such information to others.

    9.2   AUTHORIZED DISCLOSURE

    Each PARTY may disclose CONFIDENTIAL INFORMATION hereunder to the extent such disclosure is reasonably necessary in filing or prosecuting patent applications, prosecuting or defending litigation, complying with applicable governmental regulations or conducting preclinical or clinical trials, provided that if a PARTY is required by law or regulation to make any such disclosure of the other PARTY's CONFIDENTIAL INFORMATION it will, except where impracticable for necessary disclosures, (for example, in the event of medical emergency), give reasonable advance notice to the other PARTY of such disclosure requirement and, except to the extent inappropriate in the case of PATENT applications, will use its reasonable efforts to secure confidential treatment of such CONFIDENTIAL INFORMATION required to be disclosed and to minimize the extent of such disclosure. Each PARTY also may disclose to its collaborators according to Art. 2.4, under confidentiality obligations, CONFIDENTIAL INFORMATION developed by such PARTY during the course of this collaboration.


                                         22.

    9.3   PUBLICATIONS BY CVT

    Contrary to Art. 9.1 and 9.2, CVT may publish the results developed earlier than the enforcement of this Agreement so long as such publication will not disclose confidential information regarding this Agreement. CVT will provide BAYER with a draft of any intended publication 90 days in advance of such publication to allow BAYER to identify any such confidential information and will delete from any proposed publication such relevant confidential: information as may be identified by BAYER.

    If BAYER identifies a strategic interest, not to publish certain results or the intended publication in total, BAYER will have the right to refuse such publication, which BAYER confirms not to request unreasonably.

    BAYER will be free to publish all results and information it deems necessary to support the project and to provide COMPOUNDS and PRODUCT.

10. TERM AND TERMINATION

    10.1  TERM OF AGREEMENT

    This Agreement shall commence as of the EFFECTIVE DATE and, unless sooner terminated as provided herein, shall continue in effect until the expiration of the last to expire CVT PATENT licensed under this Agreement or after [
 ] marketing of the first PRODUCT [                ] according to Art. 4.4,
whichever is later.


                                         23.

    10.2  TERMINATION AT BAYER'S DISCRETION

    Giving [              ] written notice to CVT, BAYER may [

                          ] according
to Article 4.5 and/or [                         ]

    BAYER may [        ] to [
         ] and to [                                                        ].

    Upon termination of the activities [
                                 ].  Terms for this would be [

].  Any such [
                                                                ] under this
Agreement which may  [                                                    ].


                                         24.

    10.3  TERMINATION OF BREACH

          10.3.1   BREACH BY CVT

    If CVT materially breaches this Agreement at any time, and has not cured
such breach within [              ] after written notice thereof from BAYER, or,
if such breach is not curable within such ninety day period, CVT fails to use diligent and continuing efforts to cure such breach, then [
                                                      ].

          10.3.2   BREACH BY BAYER

    If BAYER materially breaches this Agreement at any time, and has not cured
such breach within [              ] after written notice thereof from CVT, or,
if such breach is not curable within such [        ] period, BAYER fails to use
diligent and continuing efforts to cure such breach, then (a) [
              ] and (b) [
                                                                              ].


                                         25.

          10.3.3 The breaching PARTY hereby authorizes, transfers and assigns to the non-breaching PARTY the right to prosecute, maintain and defend all PATENTS licensed hereunder in the event of such uncured breach. The breaching PARTY shall be liable for any damages resulting from its breach, costs and attorney's fees, and the non-breaching PARTY shall be relieved from its obligations under this Agreement except as provided in Art. 10.5.

    10.4  TERMINATION FOR OTHER REASONS

    In the event either PARTY shall:

          (a) become insolvent or bankrupt;

          (b) make an assignment for the benefit of its creditors;

          (c) appoint a trustee or receiver for itself for all or a substantial part of its property;

          (d) have any case of proceeding commenced or other action taken by or against itself in bankruptcy;

          (e) seek liquidation, dissolution, a winding-up arrangement, composition or readjustment of its debts;

          (f) seek any other relief under any bankruptcy, insolvency, reorganization or other similar or law of any jurisdiction, now or hereafter in effect; or


                                         26.

          (g) have issued against itself a warrant of attachment, execution, distraint or similar process against any substantial part of its property of the other PARTY;

    then within sixty (60) days of the event, the other PARTY may, at its sole option, either

          (i) terminate this Agreement upon thirty (30) days written notice to the other PARTY; or

          (ii)     continue the performance of this Agreement thereafter.

    10.5  SURVIVING RIGHTS

    The following provisions of this Agreement shall survive termination of this Agreement, in addition to any provisions which survive by their terms:
Articles 1, 8, 9, 13, 14.

    10.6  ACCRUED RIGHTS: SURVIVING OBLIGATIONS

    Termination, relinquishment or expiration of the Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of either PARTY prior to such termination, relinquishment or expiration, including damages arising from any breach hereunder. Such termination, relinquishment or expiration shall not relieve either PARTY from obligations


                                         27.

which are expressly indicated to survive termination or expiration of the Agreement.

11. DISPUTE RESOLUTION

    11.1  DISPUTES

    The PARTIES recognize that disputes as to certain matters may from time to time arise during the term of this Agreement which relate to either PARTY's rights and/or obligations hereunder. The PARTIES shall follow the procedures set forth in this Article 11.1 to facilitate the resolution of disputes arising under this Agreement in an expedient manner by mutual cooperation and to attempt to avoid litigation between the PARTIES.

    In the event the PARTIES are not able to resolve such dispute within such 60-day period, either PARTY may then invoke any other remedies available to it in law or equity. Any dispute or controversy arising out of or related to this Agreement which is not resolved between the PARTIES shall be submitted to a United States federal court located in the County of Santa Clara, California. The PARTIES hereby consent to the jurisdiction of the State of California.


                                         28.

12. REPRESENTATIONS AND WARRANTIES; EXCLUSIVITY

    12.1  REPRESENTATIONS AND WARRANTIES

      Each PARTY hereby represents and warrants to the other that this Agreement is a legal and valid obligation binding upon such PARTY and enforceable in accordance with its terms. The execution, delivery and performance of and the rights granted under this Agreement by such PARTY does not conflict with any agreement, instrument or understanding, written or oral, to which it is a PARTY or by which it is bound, nor violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

    12.2  PERFORMANCE BY AFFILIATES

    The PARTIES recognize that each may perform some or all of its obligations under this Agreement through AFFILIATES, provided, however, that each PARTY shall remain responsible and be guarantor of the performance by such AFFILIATES and shall cause such AFFILIATES to comply with the provisions of this Agreement in connection with such performance. Each PARTY waives any obligation on the other PARTY to seek performance by such PARTY's AFFILIATE before the other PARTY may enforce the foregoing guaranty.


                                         29.

13. PRODUCTS LIABILITY AND INDEMNIFICATION

    13.1  INDEMNIFICATION FOR SALES OF PRODUCTS

    With respect to PRODUCTS, BAYER hereby agrees to defend, indemnify, and hold harmless CVT and its directors, officers, employees, and agents from and against any and all suits, claims, actions, demands, liabilities, damages, costs, expenses and/or loss, including reasonable legal expenses and attorney's fees ("Losses"), resulting directly or indirectly from the manufacture, use, handling, storage, sale or other disposition of such PRODUCTS by BAYER, or its agents or sublicensees. In the event that CVT seeks indemnification under this
Section 13.1, it shall inform BAYER of such claim as soon as practicable after it receives notice of the claim, shall permit BAYER to assume direction and control of the defense of the claim (including the right to settle the claim solely for monetary consideration), and shall cooperate as requested in the defense of the claim.

    13.2  INDEMNIFICATION FOR NEGLIGENCE

    Each PARTY hereby agrees to defend, indemnify, and hold harmless the other PARTY and its directors, officers, employees, and agents from and against any and all losses resulting directly or indirectly from the indemnifying PARTY's negligence.



                                         30.

14. MISCELLANEOUS

    14.1  ASSIGNMENT.

          (a) Either PARTY may assign any of its rights or obligations under this Agreement to any AFFILIATES; provided, however, that such assignment shall not relieve the assigning PARTY of its responsibilities for performance of its obligations under this Agreement.

          (b) CVT may not assign its rights or obligations under this Agreement or its ownership interest in CVT PATENTS to a non-AFFILIATE without the prior written consent of BAYER, which consent shall not be unreasonably withheld, except that CVT may assign this Agreement and its interests in CVT PATENTS in connection with any merger, consolidation, or sale of all or substantially all of its assets.

          (c) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the PARTIES. Any assignment not in accordance with this Agreement shall be void.

    14.2  CHANGE IN CONTROL OF CVT.

          (a) In the event that (i) CVT is acquired by another entity by reason of merger, consolidation or sale of all or substantially all of its assets (except for a reorganization transaction in which the persons who held majority ownership of CVT prior to the transaction continue to hold


                                         31.

majority ownership of CVT, directly or through a parent company, after the transaction) or (ii) a single entity other than BAYER or an AFFILIATE of BAYER acquires ownership of a majority of the outstanding voting stock of CVT, this Agreement shall survive. A change in control shall not be deemed to be an assignment under Section 14.1.

    14.3  CONSENTS NOT UNREASONABLY WITHHELD

    Whenever provision is made in this Agreement for either PARTY to secure the consent or approval of the other, that consent or approval shall not unreasonably be withheld or delayed, and whenever in this Agreement provision is made for one PARTY to object to or disapprove a matter, such objection or disapproval shall not unreasonably be exercised.

    14.4  TERMINATION OF PRIOR AGREEMENT

    This Agreement supersedes all previous confidentiality agreements between the PARTIES and their respective AFFILIATES. All confidential information exchanged between the PARTIES and their respective AFFILIATES under such agreements shall be deemed CONFIDENTIAL INFORMATION and shall be subject to the terms of Article 9.


                                         32.

    14.5  FORCE MAJEURE

    Neither PARTY shall use any rights hereunder or be liable to the other PARTY for damages or losses on account of failure of performance by the defaulting PARTY if the failure is occasioned by government action, war, fire, explosion, flood, strike, lockout, embargo, act of God, or any other similar cause beyond the control of the defaulting PARTY, provided that the PARTY claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure; provided, however, that in no event shall a PARTY be required to settle any labor dispute or disturbance.

    14.6  FURTHER ACTIONS

    Each PARTY agrees to execute, acknowledge and deliver such further instruments, and to do all such other acts, as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

    14.7  NOTICES

    All notices hereunder shall be in writing and shall be deemed given if delivered personally or by facsimile transmission (receipt verified), telexed, mailed by registered or certified mail (return receipt requested), postage prepaid, or sent by express courier service, to the PARTIES at the following addresses (or at such other address for a PARTY as shall be specified by like notice; provided, that notices of a change of address shall be effective only upon receipt thereof):


                                         33.

          If to CVT, addressed to:

          CV Therapeutics, Inc.
          3172 Porter Drive
          Palo Alto, CA 94304
          Attention: Chief Executive Officer
          Telephone: (415) 812-9540
          Telecopy: (415) 858-0388


          With copy to:

          COOLEY GODWARD CASTRO HUDDLESON & TATUM
          Five Palo Alto Square, 4th Floor
          Palo Alto, CA 94306
          Attention: Deborah A. Marshall, Esq.
          Telephone: (415) 843-5000
          Telecopy: (415) 857-0663


          If to BAYER, addressed to:




          regarding research aspects


                                         34.

          Bayer AG
          PH-R, Cardiovascular


          D-42096 Wuppertal
          Federal Republic of Germany
          [
                                ]

          regarding contractual aspects


          Bayer AG
          Licensing and Technical Cooperation
          D-51368 Leverkusen
          Federal Republic of Germany
          [
                                 ]

    and

          Bayer AG
          Pharma-Business Planning
          and Administration

          International Cooperation and Licensing
          D-51368 Leverkusen
          Federal Republic of Germany
          [
                                ]


                                         35.

    14.8  WAIVER

    Except as specifically provided for herein, the waiver from time to time by either of the PARTIES of any of their rights or their failure to exercise any remedy shall not operate or be construed as a continuing waiver of same or of any other of such PARTY's fights or remedies provided in this Agreement.

    14.9  SEVERABILITY

    If any term, covenant or condition of this Agreement or the application thereof to any PARTY or circumstance shall, to any extent, be held to be invalid or unenforceable, then

    (i) the remainder of this Agreement, or the application of such term, covenant or condition to PARTIES or circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby and each term, covenant or condition of this Agreement shall be valid and be enforced to the fullest extent permitted by law; and

    (ii) the PARTIES hereto covenant and agree to renegotiate any such term, covenant or application thereof in good faith in order to provide a reasonably acceptable alternative to the term, covenant or condition of this Agreement or the application thereof that is invalid or unenforceable, it being the intent of the PARTIES that the basic purposes of this Agreement are to be effectuated.


                                         36.

    14.10 COUNTERPARTS

    This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

    14.11 PRESS RELEASES


    The PARTIES agree that the specific material economic and specific material terms of the transaction and the principle shall be kept confidential and shall not be disclosed without the prior written consent of both PARTIES, subject to standard exceptions for disclosure of CONFIDENTIAL INFORMATION set forth in the Agreement and except: (i) as required in financial statements to comply with generally accepted accounting principles (as determined by the disclosing PARTY's independent auditors), (ii) by CVT to potential investors in connection with public and private financing of CVT, and (iii) as mutually agreed.


                                         37.

    14.12 ENTIRE AGREEMENT

    This Agreement sets forth all the covenants, promises, agreements, warranties, representations, conditions and understandings between the PARTIES hereto and supersedes and terminates all prior agreements and understanding between the PARTIES. There are no covenants, promises, agreements, warranties, representations, conditions or understandings, either oral or written, between the PARTIES other than as set forth herein and therein. No subsequent alteration, amendment, change or addition to this Agreement shall be binding upon the PARTIES hereto unless reduced to writing and signed by the respective authorized officers of the PARTIES.

    14.13 GOVERNING LAW

    Resolution of all disputes arising out of or related to this Agreement or the performance, enforcement, breach or termination of this Agreement and any remedies relating thereto, shall be governed by and construed under the substantive laws of the State of California, as applied to Agreements executed and performed entirely in the State of California by residents of the State of California, without regard to conflicts of law rules and excluding the United Nations Convention on Sale of Goods.


                                         38.

    IN WITNESS WHEREOF, the PARTIES have executed this Agreement in duplicate originals by their proper officers as of the date and year first above written.

Palo Alto                    Leverkusen
Date:  5/2/96                     Date: 14.05.1996
CVT Therapeutics, Inc.            BAYER AG

/s/ Louis G. Lange                /s/
                             [
                                                 ]

                                         39.

Annex 1

[                                                             ]

    This protocol reviews the methodology for generating a novel cell line capable of
[                                                                             ]

[















                      ]


                                         40.

[                                                          ]


















                                         41.

[                                                               ]














                                         42.

Annex 2

[                                                          ]


                                         43.